As filed with the Securities and Exchange Commission on March 20, 1998

                                              Registration No. 333-45987

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  FORM S-3/A-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           RECYCLING INDUSTRIES, INC.
                 (Exact name of Registrant specified in charter)

         COLORADO                                       42193
 (State or other jurisdiction of            (Primary Standard Industrial
  incorporation or organization)             Classification Code Number)

                                             9780 S. MERIDIAN BOULEVARD
                                                      SUITE 180
                                             ENGLEWOOD, COLORADO  80112
        84-1103445                                 (303) 790-7372
     (I.R.S. Employer                    (Address, including zip code, and
    Identification No.)               telephone number, including area code, of
                                      Registrant's principal executive offices)

               THOMAS J. WIENS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       9780 S. MERIDIAN BOULEVARD, SUITE 180
                           ENGLEWOOD, COLORADO  80112
                                 (303) 790-7372
           (Name, address and telephone number, including area code,
                             of agent for service)

          Copies of communication, including all communication sent to the agent for service, should be sent to:

                            RAYMOND L. FRIEDLOB, ESQ.
                              GERALD RASKIN, ESQ.
                             JOHN W. KELLOGG, ESQ.
              FRIEDLOB SANDERSON RASKIN PAULSON & TOURTILLOTT, LLC
                          1400 GLENARM PLACE, SUITE 300
                              DENVER, COLORADO 80202
                                 (303) 571-1400

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                                 March 20, 1998

                              --------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check this following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ Registration numbers 333-20289 and 333-16019.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed maximum      Proposed maximum
                                                       Amount to be      offering price     aggregate offering        Amount of
Title of each class of securities to be registered      registered        per share (1)          price (1)         registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                           2,937,595             (6)                $14,210,020           $  4,208
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series D
   Convertible Preferred Stock (2)                         82,088            $5.58                   458,051                135
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series E
   Convertible Preferred Stock (2)                        492,530            $5.58                 2,748,317                811
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series F
   Convertible Preferred Stock (2)                        574,618            $5.58                 3,206,368                946
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series G
   Convertible Preferred Stock (2)                        574,618            $5.58                 3,206,368                946
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series H
   Convertible Preferred Stock (2)                        934,001            $5.58                 5,211,726              1,537
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series I
   Convertible Preferred Stock (2)                        574,618            $5.58                 3,206,368                946
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series G Warrants (2)           2,136,878             (3)                 13,814,707              4,186
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series H Warrants (2)             283,333            $6.50                 1,841,665                558
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series J Warrants (2)             727,083             (4)                  4,624,377              1,401
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Placement Agent's Warrants (2)    139,890            $2.75                   384,698                117
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series K Warrants (2)             315,000            $5.57                 1,754,550                518
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Siena Capital Warrants (2)        650,000            $2.00                 1,300,000                384
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Subordinated Debt Warrants (2)  1,266,336            $ .01                    12,664                  4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Other Options and Warrants (2)    705,267             (5)                  2,714,231                857
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                             58,694,110             17,554
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the bid and ask prices of the Company's Common Stock as quoted on the NASDAQ National Market on February 2, 1998.

     (2) Plus such indeterminable number of shares of Common Stock as may be issuable by reason of the anti-dilution provisions of such warrants, options, or convertible preferred stock.

     (3) Represents shares underlying 2,106,878 warrants each to acquire one share of Common Stock for $6.50 and 30,000 warrants each to acquire one share of Common Stock for $4.00 per share.

     (4) Represents shares underlying 686,418 warrants each to acquire one share of common stock for $6.50 and 40,665 warrants each to acquire one share of common stock for $4.00.

     (5) Represents shares underlying: (i) 180,000 warrants each to purchase one share of Common Stock for $7.50; (ii) 53,600 warrants each to purchase one share of Common Stock for $5.00;
          (iii) 26,667 warrants each to purchase one share of Common
          Stock for $3.75; (iv) 20,000 warrants each to purchase one share of Common Stock for $1.25; (v) 60,000 options, each to purchase one share of Common Stock for $2.50; (vi) 128,000 warrants each to purchase one share of Common Stock for $1.56;
          (vii) 13,000 warrants, each to purchase one share of Common Stock for $2.75; (viii) 200,000 warrants each to purchase one share of Common Stock for $2.50; and (ix) 12,000 options each to purchase one share of Common Stock for $6.25; and (x) 12,000 options, each to purchase one share of Common Stock for $.90.

     (6) Pursuant to Rules 457 and 429(b), represents 2,166,666 shares of Common Stock being registered at a proposed maximum offering price per share of $5.58, or an aggregate price of $12,089,966 and 770,929 shares of Common Stock with an aggregate offering price of $2,120,054 being carried forward, along with the applicable filing fee, from the Registrant's Registration Statement on Form S-1, Commission File No. 333-16019. See Note (7), below.

     (7) Pursuant to Rule 429(b): (i) 770,929 shares of Common Stock, and 3,651,451 shares of Common Stock underlying warrants and options, and the applicable filing fee of $7,520 are being carried forward from the Registrant's Registration Statement on Form S-1, Commission File No. 333-16019; and (ii) 20,000 shares of Common Stock underlying warrants, and the applicable filing fee of $15 are being carried forward from the Registrant's Registration Statement on Form S-1, commission file No. 333-20289.

 --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                              --------------------

THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-1, COMISSION FILE NO. 333-16019 AND REMOVES FROM REGISTRATION 4,936,550 SHARES OF COMMON STOCK, $.001 PAR VALUE INCLUDED ON SUCH REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT NO. 1
TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-1, COMMISSION FILE
NO. 333-20289.

                                   PROSPECTUS
                            RECYCLING INDUSTRIES, INC.

12,393,855 SHARES OF COMMON STOCK INCLUDING 3,232,473 SHARES UNDERLYING CONVERTIBLE PREFERRED STOCK AND 6,223,787 SHARES UNDERLYING COMMON STOCK PURCHASE WARRANTS AND OPTIONS

   This Prospectus relates to the offer and sale of 12,393,855 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Recycling Industries, Inc., a Colorado corporation (the "Company"), being offered by certain selling securityholders (the "Selling Securityholders"). The Shares include 3,232,473 shares issuable upon the conversion of the Company's outstanding shares of Series D, E, F, G, H, and I Convertible Preferred Stock (collectively the "Convertible Preferred Stock") and 6,223,787 shares of Common Stock issuable upon the exercise of certain outstanding common stock purchase warrants and options (collectively the "Warrants"). The Shares are being registered pursuant to registration rights previously granted to the Selling Securityholders. None of the shares of Convertible Preferred Stock or Warrants are being registered.

   The 2,937,595 Shares that are not underlying the Warrants or Convertible Preferred Stock were issued pursuant to the exercise of outstanding options, warrants or stock acquisition rights, or were issued to various persons in private placements of the Company's securities.

   The Convertible Preferred Stock is comprised of: (i) 10,000 shares of Series D Convertible Preferred all of which shall be converted on April
7, 1999 into that number of shares of the Company's Common Stock having a then market value of $500,000; (ii) 10,000 shares of Series E
Redeemable Convertible Preferred Stock ("Series E Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $300 and is redeemable by the Company at any time prior to conversion for $300 per share.
 If not earlier redeemed or converted, all outstanding shares of Series
E Preferred shall automatically convert into shares of Common Stock on December 5, 2000. (iii) 14,000 shares of Series F 6 1/2% Redeemable Convertible Preferred Stock ("Series F Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $250 and is redeemable by the Company at any time prior to conversion for $250 per share. If not earlier redeemed or converted, all outstanding shares of Series F Preferred shall automatically convert into shares of Common Stock on December 5, 2000; (iv) 14,000 shares of Series G 6 1/2% Redeemable Convertible Preferred Stock ("Series G Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $250 and is redeemable by the Company at any time prior to conversion for $250 per share. If not earlier redeemed or converted, all outstanding shares of Series G Preferred shall automatically convert into the greater of (1) that number of shares Common Stock having a then market value of $3,500,000, or (2) that number of shares of Common
Stock equal to $3,500,000 divided by 2.5 times the market value of the Common Stock immediately prior to the issuance of the Series G Preferred shares of Common Stock on December 5, 2000; (v) 11,378 shares of Series H 6% Secured Redeemable Convertible Preferred Stock ("Series H Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $500 and is redeemable by the Company at any time prior to conversion for $500 per share. If not earlier redeemed or converted, all outstanding shares of Series H Preferred shall automatically convert into shares of Common Stock on December 5, 2000; and (vi) 10,000 shares of Series I Redeemable Convertible Preferred Stock ("Series I Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $350. If not earlier redeemed or converted, all outstanding shares of Series H Preferred shall automatically convert into shares of Common Stock on December 8, 1999.

  The Warrants are comprised of: (i) 2,106,878 Series G Warrants, each entitling the holder to purchase one share of Common Stock for $5.52, exercisable until December 27, 1999, (ii) 30,000 Series G Warrants, each entitling the holder to purchase one share of Common Stock for $4.00, exercisable until December 27, 1999; (iii) 213,388 Series H Warrants, each entitling the holder to purchase one share of Common Stock for $5.52, exercisable until July 17, 1999; (iv) 69,945 Series H Warrants, each entitling the holder to purchase one share of Common Stock for $5.52, exercisable for three years after the exercise of the Placement Agent's Warrants; (v) 686,418 Series J Warrants, each entitling the holder to purchase one share of Common Stock for $5.52, exercisable until December 27, 1999; (vi) 40,665 Series J Warrants, each entitling the holder to purchase one Share of Common Stock for $4.00, exercisable until December 27, 1999;
(vii)315,000 Series K Warrants, each entitling the holder to purchase one share of Common Stock for $5.57; (viii) 65,445 Placement Agent's Warrants, each entitling the holder to purchase two shares of Common Stock and one Series H Warrant for $2.75, exercisable until January 31, 1999; (ix) 180,000 Caside Warrants, each entitling the holder to purchase one share of Common Stock for $7.50, exercisable until January 5, 1998; (x) 53,600 Ally Capital warrants, each entitling the holder to acquire one share of Common Stock for $5.00, exercisable until November 3,1999; (xi) 650,000 Siena Capital Warrants, each entitling the holder to purchase one share of Common Stock for $2.00, exercisable until June 23, 2002; (xii) 1,266,366, Subordinated Debt Warrants, each entitling the holder to purchase one share of Common Stock for $.01, exercisable until December 4, 2005; (xiii) 26,667 Coast Warrants, each entitling the holder to purchase one share of Common Stock for $3.75, exercisable until August 4, 2001; (xiv) 128,000 Coast Warrants, each entitling the holder to purchase one share of Common Stock for $1.56, exercisable until April 6, 2002; (xv) 20,000 Nevada Recycling Warrants, each entitling the holder to purchase one share of Common Stock for $1.25, exercisable until January 4, 2004; (xvi) 20,000 Settondown Warrants, each entitling the holder to purchase one share of common stock for $2.50, exercisable until December 31, 1998; (xvii) 13,000 Levine warrants, each entitling the holder to purchase one share of common stock for $2.75 exercisable until December 1, 2001; (xviii) 200,000 RWH warrants, each entitling the holder to purchase one share of Common Stock for $2.50 exercisable until December 4, 2005; (xix) 40,000 options, each entitling the holder to purchase one share of common stock at $2.50 per share; (xx) 12,000 options, each entitling the holder to purchase one share of common stock at an exercise price of $6.25; and (xxi) 12,000 options, each entitling the holder to purchase one share of common stock at an exercise price of $.90 per share.

   This Prospectus may be used by the Selling Securityholders to sell the Shares and for the resale of the Shares received upon exercise of the Warrants or the conversion of the Convertible Preferred Stock. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders. The Company will, however, receive the net proceeds from any exercise of the Warrants, as described under "Use of Proceeds." See "Selling Securityholders."

                                THE DISTRIBUTION
                                ----------------

   The distribution of the Shares by the Selling Securityholders may be effected from time to time in one or more transactions (which may involve block transactions) on the NASDAQ National Market or on any other exchange on which the Common Stock may be traded, may be effected from time to time in one or more transactions in the over-the-counter market, in privately-negotiated transactions, or a combination of such methods of sale. Such sales will be made at the market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker/dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom the broker/dealer acts as agent. Such compensation may be less than or in excess of customary commissions. The Selling Securityholders and any broker/dealers who participate in the distribution of the Shares may be deemed to be underwriters, and any compensation received by them, including any profit on their resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities
Act"). Certain of the Selling Securityholders are market makers in the Common Stock.


   The Common Stock is listed on the NASDAQ National Market. On December 31, 1997, the closing price of the Common Stock on the NASDAQ National Market was $6.00 per share.

   Pursuant to agreements between the Company and the Selling Securityholders, the Company has agreed to pay the expenses incurred in connection with the registration of the Shares and the Company and certain of the Selling Securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                              --------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

               The date of this Prospectus is March 20, 1998

                           AVAILABLE INFORMATION

   The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Commission's Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, the Company files its reports, proxy statements and certain other information with the Commission electronically through the EDGAR System. Information filed via EDGAR may be obtained at the Web site maintained by the Commission at http://www.sec.gov.

   The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Any statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission:

     1. The Company's Annual Report on Form 10-K/A for the year ended September 30, 1997.

     2. The Company's quarterly report on Form 10-Q for the quarter ended December 31, 1997.

     3.  The Company's current report on Form 8-K filed December 22, 1997.

     4.  The Company's current report on Form 8-K filed December 24, 1997.

     5.  The Company's current report on Form 8-K filed December 31, 1997.

     6.  The Company's current report on Form 8-K/A filed February 11, 1998.

     7. The description of the Company's Common Stock contained in a Registration Statement on Form 8-A, as filed with the Commission on June 28, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extend that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests for such documents should be directed to the Chief Financial Officer of the Company at 9780 South Meridian Boulevard, Suite 180, Englewood, Colorado 80112, telephone (303) 790-7372.

                              PROSPECTUS SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NECESSARILY INCOMPLETE AND SELECTIVE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

     Certain statements contained in this summary, elsewhere in this Prospectus and in the documents incorporated by reference herein, constitute "forward looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding the Company's business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."


THE COMPANY

     Recycling Industries, Inc. is a full-service metals recycler primarily engaged in the collection and processing of various ferrous and non-ferrous metals for resale to domestic and foreign steel producers and other metals producers and processors. The Company operates fifteen metals recycling facilities in Nevada, Texas, Missouri, Iowa, Georgia, South Carolina, North Carolina, Wisconsin, Illinois, and Virginia. The Company commenced its metals recycling operations in May 1994 and has increased its revenues from approximately $4.8 million for the year ended September 30, 1994 to $62.4 million for the year ended September 30, 1997.

     The largest portion of the Company's operations involves the collection, processing and sale of ferrous scrap, the primary raw material for mini-mill steel producers who utilize electric arc furnace ("EAF") technology. The increase in domestic EAF production from 14.9 million net tons (11.0% of total domestic steel production) in 1966 to 44.0 million net tons (39.4% of total domestic steel production) in 1996 has resulted in strong demand and prices for processed ferrous scrap. According to industry reports, the anticipated continuing increase in EAF production to an estimated 50.0 million net tons by the year 2000 may cause ferrous scrap shortages, resulting in further increases in processed ferrous scrap prices.

     The Company is also engaged in the processing of non-ferrous materials such as copper, aluminum and brass, which are sold to secondary smelters and other non-ferrous metals processors. The Company's non-ferrous operations complement its ferrous operations, as most unprocessed scrap contains ferrous and nonferrous components which require separation in preparation for resale. The lower cost of producing non-ferrous metals from scrap relative to the cost of primary smelting has resulted in strong demand for processed non-ferrous scrap.

     The Company's objective is to become one of the largest metals recyclers in North America through targeted acquisitions of independent metals recyclers. The Company seeks to capitalize on the opportunity presented by the growing demand for processed ferrous scrap, the expanding markets created by the rapid proliferation of new EAF operations and the availability of metals recycling facilities. By pursuing a consolidation strategy within the metals recycling industry, the Company believes that it can significantly enhance the competitive position and profitability of the operations that it acquires through improved managerial and financial resources. The Company also believes that geographic diversity will reduce its vulnerability to the dynamics of any particular local or regional market. Furthermore, as EAF capacity and demand for processed ferrous scrap continue to increase, the Company believes that multi-regional and national EAF operators such as Nucor Corporation, Birmingham Steel Corporation and North Star Steel Co. will increasingly rely on suppliers who can provide a dependable quantity and quality of processed scrap as well as a high degree of service. The Company believes that it is the only metals recycler pursuing a consolidation strategy on a national basis and therefore will be in an ideal position to become a preferred supplier to major EAF operators.

     The Company believes that there are over 3,000 independent metals recyclers in North

America. Based upon reports published by the Institute for Scrap Recycling Industries ("ISRI"), approximately 185 of these independent metals recyclers operate heavy-duty automotive shredders, which constitute the primary equipment used in processing large volumes of ferrous and non-ferrous scrap for sale to steel and other metals producers. Because of the highly fragmented nature of the industry, the Company believes that no single metals recycler has a significant share of the national processed scrap market, although certain recyclers may have a dominant share of their local or regional market. Similar to the ongoing consolidation within the municipal solid waste industry, the metals recycling industry has recently begun to experience local market consolidation due to: (i) increasing capital requirements caused by more stringent environmental and governmental regulations, and (ii) the exit of aging independent recyclers who desire to sell closely-held businesses in the absence of a successor owner or operator.

     In implementing its acquisition strategy, the Company seeks to identify potential acquisition targets with:

     -    dominant or strategic positions in local or regional markets;

     -    excess or underutilized capacity;

     - the ability to supply an existing or planned metals production facility, such as an EAF;

     -    access to rail, water or interstate highway transportation systems;
          and

     - either operational shredding equipment, the ability to supply the Company's existing shredding equipment or adequate facilities to permit the installation of such equipment.

     By continuing to acquire facilities that meet these criteria, the Company believes it can achieve rapid growth and expansion of its customer base.

     An essential component of the Company's acquisition strategy is improving the operating efficiency, output and capacity of each acquired facility by targeting three phases of the Company's operations: (i) the purchase of raw scrap; (ii) the processing of raw scrap into saleable product; and (iii) the sale of processed scrap. Each acquired facility is integrated into the Company's operations through a comprehensive program that targets these operating phases through the installation of management and financial reporting systems, the implementation of expanded purchasing and marketing programs, the centralization of operating functions to achieve economies of scale, selective reductions in personnel and improved inventory and other financial controls. Where necessary, the Company implements a capital improvements program to repair or replace outdated and inefficient equipment and to improve the facility's scrap processing operations and processed scrap output.

     The Company's executive offices are located at 9780 South Meridian Boulevard, Suite 180, Englewood, Colorado 80112, and its telephone number is 303-790-7372.

                                 THE OFFERING


Common Stock Outstanding before the Offering...........18,006,974 shares (1)
Common Stock Offered by the Selling Securityholders....12,393,855 shares (2)
Common Stock Outstanding after exercise or
  Conversion of Warrants and
  Convertible Preferred Stock..........................27,463,234 shares (3)
Use of Proceeds........................................The net proceeds from the
 .......................................................exercise of the Warrants,
 .......................................................if any, will be used to
 .......................................................complete future
 .......................................................acquisitions and for
 .......................................................working capital purposes
 .......................................................See "Use of Proceeds."
NASDAQ National Market Symbol .........................RECY
-------------
(1) Does not include Common Stock reserved for issuance as follows: (i) 6,331,027 shares issuable upon exercise of currently outstanding warrants;
     (ii) 3,232,473 shares issuable upon conversion of currently outstanding Convertible Preferred Stock; (iii) 6,279,321 shares issuable upon exercise of currently outstanding options; and (iv) shares reserved for additional options to be granted under the Company's stock option plans.

(2) Includes 9,456,260 shares issuable upon exercise or conversion of Common Stock Purchase, Warrants and Options, and Convertible Preferred Stock.

(3) The Company is not aware of any arrangements for the exercise of the Warrants and there is no assurance that all or any of the outstanding Warrants will be exercised.

                                 RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK.

ACCUMULATED DEFICIT AND NET LOSSES

     At September 30, 1997, the Company's total accumulated deficit was approximately $10.7 million, compared to a deficit of approximately $11.4 million at September 30, 1996. The Company had net income of $1.1 million for the year ended September 30, 1997, compared to a net loss of $3.0 million for the year ended September 30, 1996. There can be no assurance that the Company will be able to operate profitably on a consistent basis.

SIGNIFICANT INDEBTEDNESS

     At September 30, 1997, the Company had outstanding approximately $29.5 million of long-term indebtedness and approximately $3.3 million of short-term indebtedness (all of which is secured by substantially all of its operating assets) and trade payables of approximately $3.1 million. As discussed under the caption "Recent Developments," below, in connection with the Company's acquisition of six facilities in December 1997, the Company's total indebtedness increased to $152.3 million, $3.3 million of which is short-term. While funds generated by the Company's operating subsidiaries have been sufficient to meet its debt service obligations, the Company's ability to continue meeting its debt service obligations will depend on its ability to generate sufficient cash from its operations

LIMITED CASH FLOW AND NEED FOR ADDITIONAL CAPITAL

     The Company has limited cash flow from its operations and continues to seek additional capital from time to time. If the Warrants are exercised, which is unlikely unless the market price of the Company's common stock increases substantially, the net proceeds will be used by the Company for working capital and future acquisitions. The Company will have to obtain additional capital either through debt or equity financing in order to continue its acquisition strategy. There can be no assurance that the Company will be able to obtain such financing on terms acceptable to the Company.

LIMITED COMBINED OPERATING HISTORY

     The Company commenced its metals recycling operations upon the acquisition of its Nevada facility in May 1994. Prior to May 1994, the Company generated operating losses and negative cash flow as a development stage enterprise pursuing the development of technology to recycle municipal solid waste (the "MSW Technology"). Since May 1994, the Company has acquired metals recycling facilities in Nevada, Texas, Missouri, Iowa, Georgia, South Carolina, North Carolina, Wisconsin, Illinois, and Virginia. The Company has only a limited combined operating history for its current facilities and has been unable to consistently generate net income and cash flow from these facilities. There can be no assurance that the Company's existing operations, or those acquired in any future acquisition, will generate sufficient cash flow to fund the future operations of the Company. See "Use of Proceeds."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company's objective is to increase its revenues and earnings and expand the markets it serves through the acquisition of additional metals recycling facilities. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional facilities or successfully integrate their operations without substantial costs, delays or other unanticipated problems. There can be no assurance that acquired companies will achieve sales and profitability that justify the Company's investment. Acquisitions involve a number of risks, which may include: adverse short-term effects on the Company's reported operating results and cash flows; diversion of management's attention; dependence on retaining, hiring and training key personnel; risks associated with environmental or legal liabilities; and the effects of amortization of acquired intangible assets, such as goodwill. Some of these risks could have a material adverse effect on the Company's operations and financial performance. As the Company continues to expand, the Company will be required to supplement its current management team in order to effectively manage the acquired entities and successfully implement its acquisition and operating strategies.

MARKET CONSIDERATIONS

     Sales prices for prepared scrap metal are cyclical in nature and are subject to local, national and international economic conditions. While recent increases in demand have resulted in strong sales prices for prepared ferrous scrap, the Company's operating results are dependent upon the strength of the national economy and, in particular, the domestic steel industry. A future downturn in the economy or in steel production could adversely affect the performance of the Company. The demand for processed ferrous and non-ferrous scrap is subject to general economic, industry and market-specific conditions beyond the Company's control which may result in periodic fluctuations in the sales prices of the Company's products. Although the Company seeks to maintain its operating margins by adjusting the purchase price for raw ferrous scrap in response to changing sales prices for prepared ferrous scrap, its ability to maintain these margins during periods of falling prices may be limited by the adverse impact of lower prices on the available supply of raw ferrous scrap. The Company is unable to hedge against changes in ferrous scrap prices and attempts to minimize this risk by maintaining low inventory levels of raw and processed scrap and by establishing firm prices with its larger customers at the beginning of each month.

DEPENDENCE ON KEY CUSTOMERS

     Each of the Company's facilities is economically dependent on a small number of significant customers. Three of the Company's customers, The David J. Joseph Company, John Deere, and Aceros D.M.,S.A. de C.V., accounted for approximately 42% of the Company's revenues (19%, 12%, and 11% respectively) during the year ended September 30, 1997. Four of the Company's customers, Pacific States Cast Iron & Pipe Company, The David J. Joseph Company, Alpert & Alpert Company and Aceros D.M., S.A. de C.V., accounted for approximately 53% of the Company's revenues (9.6%, 22.5%, 5.6% and 15.4%, respectively) for the year ended September 30, 1996. The loss of any one of these customers would have a material adverse effect on the Company's business.

COMPETITION

     The metals recycling business is highly competitive and subject to significant changes in market conditions. Certain of the Company's competitors have substantially greater financial, marketing and other resources. There can be no assurance that the Company will be able to obtain its desired market share or compete effectively in its markets.

ENVIRONMENTAL MATTERS

     Compliance with state and federal environmental laws is a significant factor in the metals recycling industry. Certain raw materials handled, processed and disposed of in the metals recycling industry, such as automobiles and appliances, may contain substances which are subject to a variety of federal, state and local governmental regulations concerning the discharge of hazardous materials into the environment. The Company has adopted standards and policies for accepting raw materials designed to ensure compliance with applicable environmental regulations. The Company's management does not believe that the costs associated with environmental compliance will have a material adverse impact on the Company.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on a limited number of key personnel, including the Company's Chairman and Chief Executive Officer, Thomas J. Wiens. The Company has entered into an employment agreement with Mr. Wiens and has obtained a key-man life insurance policy in the amount of $500,000 for Mr. Wiens.

CONTROL BY PRINCIPAL SHAREHOLDER AND ANTI-TAKEOVER PROVISION

     As of the date of this Prospectus, Thomas J. Wiens, the Company's Chairman and Chief Executive Officer, beneficially owns 2,284,103 shares of the Company's Common Stock, representing approximately 12.7% of the issued and outstanding shares.

     The Company's Amended and Restated Articles of Incorporation contain certain provisions which may inhibit a change of control of the Company. These include scaled voting provisions that, upon a determination by the Company's Board of Directors, may limit the voting rights of holders of more than 10% of the Company's outstanding Common Stock. These provisions may discourage a party from making a tender offer or otherwise attempting to take control of the Company. As of the date of this Prospectus, the Company's Board of Directors has not implemented the scaled voting provisions. The Company's Amended and Restated Articles of Incorporation also authorize the issuance of 10,000,000 shares of preferred stock, the terms of which are to be determined by the Board of Directors at the time of issuance. The ability to issue preferred stock could be used by the Board as a means for resisting a change of control of the Company and may be considered an "anti-takeover" device.

RISK OF SUBSTANTIAL FUTURE DILUTION

     The Company has outstanding convertible preferred stock, options and warrants to acquire an aggregate of 15,842,821 shares of the Company's Common Stock, substantially all of which have exercise prices ranging from .01 to $5.52 per share and expire during fiscal years 1998 through 2005. In addition, Warrants to purchase an aggregate of 4,423,489 shares of Common Stock have adjustment provisions providing for reduction of their exercise prices in the event that the Company fails to maintain the registration under the Securities Act of the underlying shares of Common Stock for specified time frames. The conversion of the preferred stock or the exercise of such options and warrants could have a substantial dilutive effect upon the purchasers of shares of Common Stock offered by this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have approximately 15,840,307 million shares of Common Stock outstanding that will be eligible for sale pursuant to Rule 144 under the Securities Act. The utilization of Rule 144 and the exercise of registration rights by the holders of these shares will increase substantially the number of shares available for sale in the public markets and may have an adverse impact on the market price of the Common Stock.


                               USE OF PROCEEDS

     It is not likely that any outstanding Warrants will be exercised unless the market price of the Common Stock increases significantly. Alternatively, the Company may lower the exercise price of the Warrants to below the current market price, thereby encouraging their exercise. If the Warrants are exercised at their current exercise prices, which is unlikely at this time, the Company will receive net proceeds from such exercise of approximately $25.7 million. See "Plan of Distribution." The proceeds will be used to finance future acquisitions, and for working capital purposes.

POTENTIAL ACQUISITIONS

     The Company has identified several independent metals recyclers as possible acquisition targets and has held preliminary acquisition discussions with certain of these companies. The consummation of any of these acquisitions is subject to a number of material contingencies, including negotiation of definitive acquisition terms, obtaining sufficient financing to complete the acquisition and completion of the Company's due diligence related to the acquisition.

     In addition to the proceeds from the exercise of the Warrants, the Company proposes to fund these acquisitions through one or a combination of the following: (i) issuing Common Stock or convertible securities of the Company;
(ii) issuing subordinated debt instruments; (iii) through asset based secured lending arrangements; or (vi) through seller financing arrangements. As of the date of this Prospectus, the Company has not received commitments to provide financing for any proposed acquisition.

                                RECENT DEVELOPMENTS


ACQUISITIONS OF ADDITIONAL SCRAP METAL PROCESSING FACILITIES
------------------------------------------------------------

On December 5, 1997 and December 8, 1997, Recycling Industries, Inc. (the "Company") completed the following six acquisitions:


ACQUISITION OF THE ASSETS OF GROSSMAN BROTHERS COMPANY AND MILWAUKEE METAL BRIQUETTING CO., INC.

         On December 5, 1997, Recycling Industries of Wisconsin, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of Grossman Brothers Company, Inc. and Milwaukee Metal Briquetting Co., Inc. (collectively "Grossman"). Grossman was a privately held metals recycler with operations in the Milwaukee, Wisconsin area.

         The assets acquired from Grossman consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company is leasing, with an option to purchase, the real property, buildings and leasehold improvements used in the metals recycling business.

         The total purchase price for Grossman was $3,987,000, comprised of $3,727,000 of cash and the assumption of $260,000 of Grossman's liabilities. The purchase price was financed, in part, from the proceeds of the Senior Secured Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

         The Company will continue the metals recycling operations of Grossman.

ACQUISITION OF THE ASSETS OF CENTRAL METALS COMPANY, INC.

         On December 5, 1997, Recycling Industries of Atlanta, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of Central Metals Company, Inc. ("Central"), a privately held metals recycler with operations in the Atlanta, Georgia area.

         The assets acquired from Central consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The real property and buildings owned and used by Central in the metals recycling business have been placed into escrow and are being leased by the Company until Central can provide clear title to these assets, at which time the Company will complete the purchase of the real property and buildings. The Company is leasing certain equipment used in the metals recycling business from an affiliate of Central.

         The total purchase price for Central was $30,979,000, comprised of $20,679,000 of cash and 800,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock") having an agreed value of $12.50 per share or $10,000,000. The Company also assumed $300,000 of Central's liabilities.

         The Company has guaranteed that the aggregate market value of the 800,000 shares of Common Stock issued to Central will be at least $10,000,000 on December 4, 1999. If the market value of the Common Stock is less than $10,000,000, the Company will issue shares of Common Stock to Central having a market value equal to the difference between $10,000,000 and the market value of the 800,000 shares of Common Stock initially issued to Central.

         In connection with the acquisition, Central was issued warrants to acquire up to 200,000 shares of the Company's common stock for $15.00 per share, exercisable upon satisfaction of certain financial performance conditions related to the operations of Recycling Industries of Atlanta, Inc. (the "Contingent Warrants"). The exercise price per share of the Contingent Warrants is subject to adjustment at the time of exercise so that the aggregate spread between the exercise price of all Contingent Warrants and the market value of the Common Stock received upon exercise of the Contingent Warrants is not less than $1,000,000. The Company also granted "piggyback" registration rights to the holders of the Contingent Warrants with respect to the shares of Common Stock received upon their exercise.

         The cash portion of the purchase price was financed, in part, from the proceeds of the Senior Secured Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

         The Company will continue the metals recycling operations of Central.

ACQUISITION OF THE ASSETS OF MONEY POINT LAND HOLDING CORPORATION AND MONEY POINT DIAMOND CORPORATION

         On December 5, 1997, Recycling Industries of Chesapeake, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of Money Point Land Holding Corporation and Money Point Diamond Corporation (collectively "Money Point"). Money Point was a privately held metals recycler with operations in the Chesapeake, Virginia area.

         The assets acquired from Money Point consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from Money Point certain real property, buildings and leasehold improvements used in the metals recycling business.

         The total purchase price for Money Point was $19,900,000, comprised of $16,900,000 of cash and 10,000 shares of the Company's Series E Redeemable Convertible Preferred Stock (the "Series E Preferred") having a stated value of $3,000,000.

         The cash portion of the purchase price was financed, in part, from the proceeds of the Senior Secured Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

         If not earlier redeemed or converted, on December 5, 2000, the Series E Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $3,000,000. Unless Money Point elects to retain the shares of Common Stock received upon conversion of the Series E Preferred (the "Series E Conversion Shares"), the Company will assist Money Point in selling the Series E Conversion Shares on or before January 4, 2001. If the sale of the Series E Conversion Shares yields net proceeds of less than $3,000,000, the Company will pay the difference to Money Point. The Company has granted "piggyback" registration rights to the holder of the Series E Preferred with respect to the Series E Conversion Shares.

         The Company will continue the metals recycling operations of Money
Point.

ACQUISITION OF WM. LANS SONS' CO., INC.

         On December 8, 1997, the Company acquired from Bertram Lans, Bruce Lans and Scott Lans all of the issued and outstanding capital stock of Wm. Lans Sons' Co., Inc. ("Lans"), a privately held metals recycler with operations in the South Beloit, Illinois, area.

         The assets owned by Lans consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from an affiliate of Lans certain real property, buildings and leasehold improvements used in the metals recycling business.

         The total purchase price for Lans was $25,500,000, comprised of $22,000,000 of cash and 10,000 shares of the Company's Series I 8% Redeemable Convertible Preferred Stock (the "Series I Preferred") having a stated value of $3,500,000.

         The cash portion of the purchase price was financed, in part, from the proceeds of the Senior Secured Credit Facility, Subordinated Notes and sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

         If not earlier redeemed or converted, on December 8, 1999, the Series I Preferred will automatically convert into that number of shares of Common Stock having a market value on the date of conversion of not less than $3,500,000. The Company has agreed to register on or before December 5, 2000 the shares of Common Stock received upon conversion of the Series I Preferred.

         The Company will continue the metals recycling operations of Lans.

ACQUISITION OF THE ASSETS OF THE BRENNER COMPANIES, INC.

         On December 5, 1997, Recycling Industries of Winston-Salem, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of the Brenner Companies, Inc. ("Brenner"), a privately held metals recycler with operations in the Winston-Salem, North Carolina area.

         The assets acquired from Brenner consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from Brenner certain real property, buildings and leasehold improvements used in the metals recycling business.

         The total purchase price for the Brenner assets was $23,773,000, comprised of $15,683,000 of cash, 14,000 shares of the Company's Series F 6 1/2% Redeemable Convertible Preferred Stock (the "Series F Preferred") having a stated value of $3,500,000, 14,000 shares of the Company's Series G 6 1/2% Redeemable Convertible Preferred Stock (the "Series G Preferred") having a stated value of $3,500,000 and the assumption of $1,090,000 of Brenner's deferred compensation liabilities.

         The cash portion of the purchase price was financed, in part, from the proceeds of the Senior Secured Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

         If not earlier redeemed or converted, on December 5, 2000, the Series F Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $3,500,000. Brenner has the right to require the Company to find a purchaser of the shares of common stock received upon conversion of the Series F Preferred (the "Series F Conversion Shares") on or before December 5, 2000. If the sale of the Series F Conversion Shares yields net proceeds of less than $3,500,000, the Company will pay the difference to Brenner. The Company has agreed to register on or before December 5, 2000 the Series F Conversion Shares, unless such shares may be sold by the holder thereof pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "Securities Act") or any equivalent provision then in effect.

         If not earlier redeemed or converted, on December 5, 2000, the Series G Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $3,500,000. The Company has agreed to register on or before December 5, 2000 the shares of Common Stock received upon conversion of the Series G Preferred, unless such shares may be sold by the holder thereof pursuant to Rule 144(k) promulgated under the Securities Act or any equivalent provision then in effect.

         The Company will continue the metals recycling operations of Brenner.


ACQUISITION OF THE ASSETS OF UNITED METAL RECYCLERS, INC.

         On December 5, 1997, Recycling Industries of Greensboro, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of United Metal Recyclers, Inc. ("United"), a privately held metals recycler with operations in the Kernersville, North Carolina area.

         The assets acquired from United consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from United certain real property, buildings and leasehold improvements used in the metals recycling business and United's 50% interest in another metals recycling facility located in the Greensboro, North Carolina area.

         The total purchase price for the United assets was $41,664,000, comprised of $35,975,000 of cash and 12,000 shares of the Company's Series H 6% Secured Redeemable Convertible Preferred Stock having a stated value of $5,689,000.

         The cash portion of the purchase price was financed, in part, from the proceeds of the Senior Secured Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

         If not earlier redeemed or converted, on December 5, 2000, the Series H Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $6,000,000. United has the right to require the Company to find a purchaser of the shares of common stock received upon conversion of the Series H Preferred (the "Series H Conversion Shares") on or before December 5, 2000. If the sale of the Series H Conversion Shares yields net proceeds of less than $6,000,000, the Company will pay the difference to United. The Company has agreed to register on or before December 5, 2000 the Series H Conversion shares, unless such shares may be sold by the holder thereof pursuant to Rule 144(k) promulgated under the Securities Act or any equivalent provision then in effect.

The Company will continue the metals recycling operations of United.

FINANCING TRANSACTIONS

         The acquisitions described above were financed, in part, by the following:


SENIOR SECURED CREDIT FACILITY

         On December 5, 1997, the Company and its subsidiaries entered into a $150 million Senior Secured Credit facility with General Electric Capital Corporation as agent for the lenders (the "Credit Facility"). The Credit Facility is comprised of (i) a $45 million revolving credit facility; (ii) a $40 million term loan due December 5, 2003, with accrued interest and principal payable quarterly; (iii) a $40 million term loan due on the earlier of December 5, 2005 or six months prior to the maturity of the Subordinated Notes discussed below; and (iv) a $25 million acquisition line of credit due December 5, 2003. The Credit Facility is secured by substantially all of the Company's assets.

         Loans made under the Credit Facility bear interest at either (i) the higher of (a) the Prime Rate quoted in the WALL STREET JOURNAL plus .75%, and
(b) the Federal Funds rate plus 50 basis points per annum plus .75% (either rate the "Index Rate"), or (ii) at the option of the Registrant upon satisfaction of certain conditions, the LIBOR rate plus 2.25% (the "LIBOR Rate").

         Interest on the loans is payable (i) monthly with respect to interest being calculated by reference to the "Index Rate", or (ii) at the end of each LIBOR period, but not less than quarterly, with respect to interest being calculated by reference to the "LIBOR Rate".

         Principal on the loans is payable quarterly.


SUBORDINATED NOTES

         On December 5, 1997, the Company issued $60 million of 13% Senior Subordinated Notes due 2005 to a group of investors including Sun America Life Insurance Company. The Company issued to the purchasers of the Subordinated Notes warrants to acquire an aggregate of 1,266,336 shares of Common Stock at an exercise price of $.01 per share.


SALE OF COMMON STOCK

         In connection with the Credit Facility and the issuance of the Subordinated Notes, the Company sold 1,666,666 shares of its Common Stock for an aggregate of $10 million to various accredited investors in a transaction exempt from the registration requirements of the Securities Act.

STOCK OPTIONS

         On December 3, 1997, the Company's Board of Directors adopted, subject to shareholder approval, the 1998 Stock Option Plan which provides for the grant of options to acquire an aggregate of up to 3,000,000 shares of the Company's common stock to employees, officers and employee directors of the Company (the "1998 Plan").

         On December 30, 1997, the Compensation Committee of the Board of Directors granted options to the Company's Chairman and Chief Executive Officer, Thomas J. Wiens, to acquire an aggregate of 2.0 million shares of Common Stock at an exercise price of $5.71 per share, including 200,000 shares under the 1998 Plan. Vesting of these options is subject to the satisfaction by the Company of certain performance conditions.

                             SELLING SECURITYHOLDERS

     The following tables set forth the total number of Shares and the total number of Shares assuming the conversion or exercise of all Convertible Preferred Stock and Warrants owned by each of the Selling Securityholders and registered hereunder. Except as indicated, the Selling Securityholders are offering all of the shares of Common Stock owned by them or received by them upon the exercise or conversion of the Warrants or Convertible Preferred Stock and none of the Selling Securityholders is the beneficial owner of one percent or more of the outstanding shares of Common Stock (including the Shares offered hereby).

     Because the Selling Securityholders may offer all or part of the Shares or the shares of Common Stock received upon conversion or exercise of the Convertible Preferred Stock and/or Warrants, which they hold pursuant to the Offering contemplated by this Prospectus, and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Convertible Preferred Stock and/or Warrants that will be held upon termination of this offering. The Shares and the shares of Common Stock received upon conversion or exercise of the Convertible Preferred Stock and/or Warrants offered by this Prospectus may be offered from time to time by the Selling Securityholders named below.

TABLE I - SHARES AND SHARES UNDERLYING CONVERTIBLE PREFERRED STOCK AND
          WARRANTS TO BE REGISTERED AND OFFERED BY THE SELLING SECURITYHOLDERS

                                                                                                               PLACEMENT
                                                                SERIES G           SERIES H      SERIES J       AGENT'S      TABLE I
SELLING SECURITYHOLDER                           SHARES         WARRANTS           WARRANTS      WARRANTS      WARRANTS       TOTALS
------------------------------------------------------------------------------------------------------------------------------------

Addlestone, Nathan S.                                                                                                             0
Administrative Nominees, Inc.                                                                     15,000                     15,000
Ahrens, Felice J. IRA                                                                              2,000                      2,000
Ahrens, Robert K. IRA                                                                             10,000                     10,000
Ally Capital Corporation                                                                                                          0
Alpert, Larry                                                                                      1,000                      1,000
Alpin, Jason P.                                       2,000                                                                   2,000
AMCO Capital Reserves & Investments SA                                                             5,000                      5,000
Anchor National Life Insurance Company                                                                                            0
Anderson, Roger                                                                                    2,000                      2,000
Anglo Metal, Inc.                                   127,693                                                                 127,693
Arel Company, The                                                      9,000                                                  9,000
Arjomond, Amin                                        6,000                                                                   6,000
Avalon Total Return Fund, L.P.                      200,000                                                                 200,000
Balle, Michael                                                         8,400                                                  8,400
Bank of Montreal                                    250,000                                                                 250,000
Barnett, Beatrice                                                                                  3,000                      3,000
Beach Capital Reserves, Inc.                                                                       2,000                      2,000
Becker, Beverly (Joint Tenant with                                     6,000                                                  6,000
Becker, Marshall M.                                                                  123,113                     40,002     163,115
Becker, Stanley                                                      148,514                                                148,514
Becker, Stanley IRA                                                  149,145                                                149,145
Benenson Capital Company, The                                         28,200                                                 28,200
Benjamin, Dr. Samuel E.                                               12,000                                                 12,000
Benjamin, Dr. Samuel E. IRA                                          212,400                                                212,400
Benson, Dana                                         10,000                                                                  10,000
Berlijn, Susan                                                                                                                    0
Besen, Michael                                                         3,000                                                  3,000
Blitstein, Murray IRA                                                 18,000                                                 18,000
Bloom, Richard Private                               30,000                                                                  30,000
Boulter, David                                                         6,000                                                  6,000
Bree, Robert L.                                                        6,000                                                  6,000
Brenner Companies, Inc.                                                                                                           0
Brook, Carol and Gordon                              20,000           27,600                      18,479                     66,079
Byrne, E. Blake                                                       12,000                                                 12,000
Caside Associates                                                     36,000                                                 36,000
Cattonar, Ray                                                                          3,218                      6,436       9,654
Chemco, Inc. (1)                                                      12,000                                                 12,000
Clapp, Clarence P. and Doris E.                      40,000                                       36,747                     76,747
Claps, Vito & Maria                                                                                2,000                      2,000
Coast Business Credit                                                                                                             0
Cohen, Saul                                                            6,600                                                  6,600
Combermere Corp. BSSC Master Defined                                                                                              0
  Contribution Profit Sharing Plan                                                                36,000                     36,000
Cooke, Robert and Brenda                             10,000                                                                  10,000
CPR (USA) Inc.                                                                                                                    0
Dehen, Susan L.                                       2,000                                                                   2,000
Detanna, Lisa                                         2,000                                                                   2,000
Doherty, George O.                                                     6,000                                                  6,000
Dushey, Saul                                                          12,000                                                 12,000
Dyke, Kermit                                         30,000                                       27,632                     57,632
Endowment Restart, LLC                                                                                                            0
Epinal Corporation                                                    10,800                                                 10,800
Eshman, Mark and Jill, Co-Trustees                   15,000                                                                  15,000
Falsetti, Wendi & Kymberleigh                           700                                                                     700
Feldman, Jeffrey T.                                  10,000                                                                  10,000
First SunAmerica Life Insurance Company                                                                                           0
Friedland, Clifford A.                                                12,000                                                 12,000
FSC Corp.                                                                                                                         0
Gale, James C                                        17,600                                                                  17,600
Gay, Robert J. IRA                                                                                18,000                     18,000
Geertz, Woodrow M.                                                    16,200                                                 16,200
Gelin, Peter                                                                                                                      0
General Electric Capital Corporation                833,333                                                                 833,333
Gironta, Michael                                     10,000                                                                  10,000
Glass, Eva D.                                                                                      4,000                      4,000
Glassman, Beth IRA                                                     6,000                                                  6,000
Glassman, Leonard                                                                                 11,000                     11,000
Glassman, Steven                                                      12,000                                                 12,000
Glassman, Steven IRA                                                   6,000                                                  6,000
Global Asset Allocation Consultants                                                               51,663                     51,663
Goldberg, Steven L.                                                    6,000                                                  6,000
Goldberg, Ted M.                                                      18,000                                                 18,000
Goldsmith, Mark D.                                                                       250                        500         750
Greenberg, Charles L. and Donna                      17,600                                                                  17,600
Grills, Ralph J. Jr.                                                  72,000                                                 72,000
Gruntal & Co.                                         9,680                                                                   9,680
Harborside Associates                                                137,400                                                137,400
Harff, Christopher P.                                 5,000                                                                   5,000
Heptagon Investments Ltd.                                                                         16,000                     16,000
Hest, Lional G. and Amy                              10,000                                                                  10,000
Holstein, Barrie and Scott                                             9,000                                                  9,000
Homiak, Michael J.                                                                                 4,599                      4,599
Hughes, James C. III TTEE                                                                          9,000                      9,000
Imperial Capital, LLC                                15,500                                                                  15,500
Imperial Capital Group, LLC                          34,333                                                                  34,333
Imprimis Investors, LLC                                                                                                           0
Iovine, Vincent J.                                                                     1,187       2,749          2,374       6,310
Jack Levin Foundation                                                                                                             0
John Latshaw Foundation                                                                                                           0
John M. Walsh Securities C.                                                                       20,000                     20,000
Johnson, Howard                                                                                    3,000                      3,000
Johnson, Kim                                                                                       2,739                      2,739
Jurman, Edward                                                                                     1,000                      1,000
Kantor, Robert                                                        27,600                                                 27,600
Kaplowitz, Gary                                                                                    9,000                      9,000
Kilmartin, John D.                                                    18,000                                                 18,000
Kim, Charles IRA                                                      15,000                                                 15,000
Kim, Y.J. Trust                                                       72,000                                                 72,000
Kinston Pathology PA Profit                                                                        9,000                      9,000
Koch Industries, Inc.                               100,000                                                                 100,000
Korman, Lance Stuart                                                   6,000                                                  6,000
Kreissman, James G.                                                   12,000                                                 12,000
Kreissman, Robert H.                                                  12,000                                                 12,000
Krieger, Robert S.                                                     6,000                                                  6,000
KTB Enterprises                                                                                    3,000                      3,000
Lans, Bertram                                                                                                                     0
Lans, Bruce                                                                                                                       0
Lans, Scott                                                                                                                       0
Lattanzio, Steve                                      5,000                                        4,564                      9,564
Latter, David                                                         12,000                                                 12,000
Lauratex Fabrics, Inc. Pension Plan                                    6,000                                                  6,000
Lee, Dr. Tzium Shou IRA                                              115,800                                                115,800
Leotta, Jospeh B.                                    10,000                                        9,218         40,000      59,218
Leshaw, Dale & Gail                                  10,000                                                                  10,000
Levin, Mark Loren                                    20,000                                                                  20,000
Levine, Hal                                                                                                                       0
Levine, Kenneth R.                                                                   123,112                                123,112
Levitin, Eli                                                           6,000                                                  6,000
Liberty View Plus Fund                                                                                                            0
Libsohn, David & Mitzi                                                                             1,000                      1,000
Lloyd I. Miller Trust C                              30,000                                                                  30,000
Lloyd Miller D2 Mil Fam II                           30,000                                                                  30,000
Lubliner, Jerry                                                        6,000                                                  6,000
Lyons, James V. IRA                                                                               11,000                     11,000
Malinow, Gerald                                                                                    5,000                      5,000
Marcil, Peter                                         7,500                                                                   7,500
Marigold Corp.                                                                                     3,000                      3,000
Martis, Mark C. and Zambriski, Pamela                20,000                                                                  20,000
McConnaughy, J.E., Jr.                                               246,600                                                246,600
Merhab, Marlan M.                                                                                  2,000                      2,000
Metwalli, Ahmed                                                                                   10,000                     10,000
Miller, Ronald L. Jr.                                 5,000                                                                   5,000
Mincey, John                                                                          18,260                     36,520      54,780
Mind Works Capital Corp.                                              79,200                                                 79,200
Misukanis, Jerome B. (2)                                                                                                          0
Money Point Diamond Corporation                                                                                                   0
Monness, Crespi, Hardt & Co., Inc.                                                                                                0
Morales, Ibra                                                         12,000                                                 12,000
Morgens Waterfall Income Partners                                                                                                 0
Moysak, Thomas J.                                                                        293                        586         879
Mussoni, Ann-Marie E.                                 2,000                                                                   2,000
Nathanson, Barry F.                                                  117,858                                                117,858
NCO Investors III, L.P.                              60,000                                                                  60,000
Nevada Recycling Corporation                                                                                                      0
Nevo, Aviv                                                                                         5,665                      5,665
Northeast Securities, Inc.                                                             5,231      14,129         10,462      29,822
Ong, Beale H. Pension Plan & Trust                                                                18,000                     18,000
O'Shea, John P.                                                       30,000                                                 30,000
Palomares, Bernabe P. IRA                                                                         23,000                     23,000
Palomares, Elba B. IRA                                                                            18,000                     18,000
Parsons, Frederick C. III, PA                                                                     18,000                     18,000
Pellett Investments                                                                    7,164                                  7,164
Pellillo, Domenic IRA                                                                              3,000                      3,000
Perrone, Stephen J.                                                                      292       4,582            584       5,458
Pius, Alan and Ann                                                                                 2,000                      2,000
Plost, Barry (3)                                                       6,000                                                  6,000
Popolow, Joseph                                                                        1,213       7,666          2,426      11,305
Prime Charter, Ltd.                                                                                                               0
Proctor, Edward                                                                                    5,000                      5,000
Prosperity Investments, Inc.                                          10,800                                                 10,800
Pumphrey, Robert E. Jr. MD                                                                        18,000                     18,000
Raitano, AJ                                           1,000                                                                   1,000
Raitano, Candace St. Peter                            1,000                                                                   1,000
Raitano, Robert E.                                      300                                                                     300
Ramsdell Family Trust dtd 7/7/94                     10,000                                                                  10,000
Ramsdell Irrevocable Trust 12/28/92                   5,000                                                                   5,000
Raskin, Laura and Julian A.                                            6,000                                                  6,000
Recycling Warrant Holdings, G.P.                                                                                                  0
Reese, Jason W.                                      30,000                                                                  30,000
Regal Finance & Holdings, SA                                                                       7,000                      7,000
Restart Partner, LP                                                                                                               0
Restart Partners II, LP                                                                                                           0
Restart Partners III, LP                                                                                                          0
Restart Partners IV, LP                                                                                                           0
Restart Partners V, LP                                                                                                            0
River Investments & Holdings, Inc.                                                                 7,000                      7,000
Romain, Gerald TTEE Profit Sharing Plan                                                            5,000                      5,000
Rosen, Keith                                                                                                                      0
Rothstein, Allan P.                                                                               14,000                     14,000
Rothstein, Stephen                                                                                 5,000                      5,000
Sablowsky, Robert                                     5,000                                                                   5,000
Schwartz, David W.                                   50,000                                                                  50,000
Settondown Capital International                                                                                                  0
Seymour Levin Foundation                                                                                                          0
Shepard, Christopher P.                               5,000                                                                   5,000
Shiman, Stewart A.                                                                                18,421                     18,421
Siena Capital Partners, L.P.                                                                                                      0
Silva, Rosalie and Jerry                                              30,000                      10,000                     40,000
Singer Children's Trust                              40,000                                                                  40,000
Singer Children's Trust #2                           40,000                                                                  40,000
Snavely, Wayne & Jacqualynne                         40,000                                                                  40,000
Southern Medical Associates PA Money                                                              33,000                     33,000
Spann, Samuel Jr.                                                                                  3,000                      3,000
Steinberg, The Alan W., LP                           40,000                                                                  40,000
Stern, Allen                                          9,000                                                                   9,000
SunAmerica Life Insurance Company                                                                                                 0
Sundlun, Stuart                                       1,200                                                                   1,200
Sundlun, Tracy Walter                                                 10,800                                                 10,800
Swaim, J. Roddy                                                                                    5,000                      5,000
Tellinger, Billye                                                                                                                 0
The Jaguar Investment Group                                                                       11,000                     11,000
Thomas, James Sr. IRA                                                                             45,000                     45,000
UBS Mortgage Finance Inc.                           200,000                                                                 200,000
United Metal Recyclers                                                                                                            0
Villani, Kevin                                       15,000                                                                  15,000
Walsh, John M.                                                                                     1,000                      1,000
Walsh, Michael J.                                                      3,000                                                  3,000
Walsh, Michael J. IRA                                                  3,000                                                  3,000
Wanas Investment Ltd.                                                 60,000                                                 60,000
Weinstein, Robert                                     3,520                                                                   3,520
Weinstock, Jerry                                                       6,000                                                  6,000
Weinstock, Shelley and Steven                                          6,000                                                  6,000
Weissman Financial                                  363,636                                                                 363,636
Williams, Gibbs A.                                   10,000                                        9,230                     19,230
Wittenstein, Frederick M. IRA                                         99,784                                                 99,784
Wittenstein, Frederick M. Pension Plan                                                                                            0
Wolfenson, Dr. Gilbert B. IRA                                         12,000                                                 12,000
Wolfson Equities                                                      54,000                                                 54,000
Wood, Eugene W. IRA                                                                                8,000                      8,000
Wooster, Randall                                     30,000                                                                  30,000
Worden, Andrew B. Retirement Plan                                      5,177                                                  5,177
Wright, Dickerson                                                                                  2,000                      2,000
Wrigley Holdings, SA                                 30,000                                       35,000                     65,000
                                              -------------------------------------------------------------------------------------
   TOTALS                                         2,937,595        2,136,878         283,333     727,083        139,890   6,224,779
                                              ======================================================================================


     1. Chemco, Inc. is controlled by Graydon H. Neher, a director of the Company.

     2. Mr. Misukanis is a director of the Company.

     3. Mr. Plost is a director of the Company.

TABLE II - SHARES AND SHARES UNDERLYING CONVERTIBLE PREFERRED STOCK AND
           WARRANTS TO BE REGISTERED AND OFFERED BY THE SELLING SECURITYHOLDERS

                                                                                OTHER                                 SHARES OWNED
                                                   TOTAL      SUBORDINATED     WARRANTS        CONVERTIBLE                AFTER
                                                    FROM          DEBT           AND            PREFERRED    TOTAL      COMPLETION
SELLING SECURITYHOLDER                            TABLE I       WARRANTS       OPTIONS           STOCK       SHARES   OF THE OFFER
------------------------------------------------------------------------------------------------------------------------------------

Addlestone, Nathan S.                                   0                                        41,298      41,298            0
Administrative Nominees, Inc.                      15,000                                                    15,000            0
Ahrens, Felice J. IRA                               2,000                                                     2,000            0
Ahrens, Robert K. IRA                              10,000                                                    10,000            0
Ally Capital Corporation                                0                        53,600                      53,600            0
Alpert, Larry                                       1,000                                                     1,000            0
Alpin, Jason P.                                     2,000                                                     2,000            0
AMCO Reserves & Investments SA                      5,000                                                     5,000            0
Anchor National Life Insurance Company                  0         52,764                                     52,764            0
Anderson, Roger                                     2,000                                                     2,000            0
Anglo Metal, Inc.                                 127,693                                                   127,693            0
Arel Company, The                                   9,000                                                     9,000            0
Arjomond, Amin                                      6,000                                                     6,000            0
Avalon Total Return Fund, L.P.                    200,000                                                   200,000            0
Balle, Michael                                      8,400                                                     8,400            0
Bank of Montreal                                  250,000        316,584                                    566,584            0
Barnett, Beatrice                                   3,000                                                     3,000            0
Beach Capital Reserves, Inc.                        2,000                                                     2,000            0
Becker, Beverly (Joint                              6,000                                                     6,000            0
Becker, Marshall M.                               163,115                                                   163,115            0
Becker, Stanley                                   148,514                                                   148,514            0
Becker, Stanley IRA                               149,145                                                   149,145            0
Benenson Capital Company, The                      28,200                                                    28,200            0
Benjamin, Dr. Samuel E.                            12,000                                                    12,000            0
Benjamin, Dr. Samuel E. IRA                       212,400                                                   212,400            0
Benson, Dana                                       10,000                                                    10,000            0
Berlijn, Susan                                          0                                        20,399      20,399            0
Besen, Michael                                      3,000                                                     3,000            0
Blitstein, Murray IRA                              18,000                                                    18,000            0
Bloom, Richard Private                             30,000                                                    30,000            0
Boulter, David                                      6,000                                                     6,000            0
Bree, Robert L.                                     6,000                                                     6,000            0
Brenner Companies, Inc.                                 0                                     1,575,192   1,575,192            0
Brook, Carol and Gordon                            66,079                                                    66,079            0
Byrne, E. Blake                                    12,000                                                    12,000            0
Caside Associates                                  36,000                       180,000                     216,000            0
Cattonar, Ray                                       9,654                                                     9,654            0
Chemco, Inc. (1)                                   12,000                                                    12,000            0
Clapp, Clarence P. and Doris E.                    76,747                                                    76,747            0
Claps, Vito & Maria                                 2,000                                                     2,000            0
Coast Business Credit                                   0                       154,667                     154,667            0
Cohen, Saul                                         6,600                                                     6,600            0
Combermere Corp. BSSC Master Defined
  Contribution Profit Sharing Plan                 36,000                                                    36,000            0
Cooke, Robert and Brenda                           10,000                                                    10,000            0
CPR (USA) Inc.                                          0         14,774                                     14,774            0
Dehen, Susan L.                                     2,000                                                     2,000            0
Detanna, Lisa                                       2,000                                                     2,000            0
Doherty, George O.                                  6,000                                                     6,000            0
Dushey, Saul                                       12,000                                                    12,000            0
Dyke, Kermit                                       57,632                                                    57,632            0
Endowment Restart, LLC                                  0         10,764                                     10,764            0
Epinal Corporation                                 10,800                                                    10,800            0
Eshman, Mark and Jill, Co-Trustees                 15,000                                                    15,000            0
Falsetti, Wendi & Kymberleigh                         700                                                       700            0
Feldman, Jeffrey T.                                10,000                                                    10,000            0
First SunAmerica Life Insurance Company                 0         52,764                                     52,764            0
Friedland, Clifford A.                             12,000                                                    12,000            0
FSC Corp.                                               0                       185,714                     185,714            0
Gale, James C.                                     17,600                                                    17,600            0
Gay, Robert J. IRA                                 18,000                                                    18,000            0
Geertz, Woodrow M.                                 16,200                                                    16,200            0
Gelin, Peter J.                                         0                        26,000                      26,000            0
General Electric Capital Corporation              833,333                                                   833,333            0
Gironta, Michael                                   10,000                                                    10,000            0
Glass, Eva D.                                       4,000                                                     4,000            0
Glassman, Beth IRA                                  6,000                                                     6,000            0
Glassman, Leonard                                  11,000                                                    11,000            0
Glassman, Steven                                   12,000                                                    12,000            0
Glassman, Steven IRA                                6,000                                                     6,000            0
Global Asset Allocation Consultants                51,663                                                    51,663            0
Goldberg, Steven L.                                 6,000                                                     6,000            0
Goldberg, Ted M.                                   18,000                                                    18,000            0
Goldsmith, Mark D.                                    750                                                       750            0
Greenberg, Charles L. and Donna                    17,600                                                    17,600            0
Grills, Ralph J. Jr.                               72,000                                                    72,000            0
Gruntal & Co.                                       9,680                                                     9,680            0
Harborside Associates                             137,400                                                   137,400            0
Harff, Christopher P.                               5,000                                                     5,000            0
Heptagon Investments Ltd.                          16,000                                                    16,000            0
Hest, Lionel G. and Amy                            10,000                                                    10,000            0
Holstein, Barrie and Scott                          9,000                                                     9,000            0
Homiak, Michael J.                                  4,599                                                     4,599            0
Hughes, James C. III TTEE Profit                    9,000                                                     9,000            0
Imperial Capital, LLC                              15,500                                                    15,500            0
Imperial Capital Group, LLC                        34,333                                                    34,333            0
Imprimis Investors, LLC                                 0         63,317                                     63,317            0
Iovine, Vincent J.                                  6,310                                                     6,310            0
Jack Levin Foundation                                   0                                       213,019     213,019            0
John Latshaw Foundation                                 0                                                         0            0
John M. Walsh Securities C.                        20,000                                                    20,000            0
Johnson, Howard                                     3,000                                                     3,000            0
Johnson, Kim                                        2,739                                                     2,739            0
Jurman, Edward                                      1,000                                                     1,000            0
Kantor, Robert                                     27,600                                                    27,600            0
Kaplowitz, Gary                                     9,000                                                     9,000            0
Kilmartin, John D.                                 18,000                                                    18,000            0
Kim, Charles IRA                                   15,000                                                    15,000            0
Kim, Y.J. Trust                                    72,000                                                    72,000            0
Kinston Pathology PA Profit                         9,000                                                     9,000            0
Koch Industries, Inc.                             100,000         63,317                                    163,317            0
Korman, Lance Stuart                                6,000                                                     6,000            0
Kreissman, James G.                                12,000                                                    12,000            0
Kreissman, Robert H.                               12,000                                                    12,000            0
Krieger, Robert S.                                  6,000                                                     6,000            0
KTB Enterprises                                     3,000                                                     3,000            0
Lans, Bertram                                           0                                        14,940      14,940            0
Lans, Bruce                                             0                                       279,839     279,839            0
Lans, Scott                                             0                                       279,839     279,839            0
Lattanzio, Steve                                    9,564                                                     9,564            0
Latter, David                                      12,000                                                    12,000            0
Lauratex Fabrics, Inc. Pension Plan                 6,000                                                     6,000            0
Lee, Dr. Tzium Shou IRA                           115,800                                                   115,800            0
Leotta, Jospeh B.                                  59,218                                                    59,218            0
Leshaw, Dale & Gail                                10,000                                                    10,000            0
Levin, Mark Loren                                  20,000                                                    20,000            0
Levine, Hal                                             0                        13,000                      13,000            0
Levine, Kenneth R.                                123,112                                                   123,112            0
Levitin, Eli                                        6,000                                                     6,000            0
Liberty View Plus Fund                                  0          6,332                                      6,332            0
Libsohn, David & Mitzi                              1,000                                                     1,000            0
Lloyd I. Miller Trust C                            30,000                                                    30,000            0
Lloyd Miller D2 Mil Fam II                         30,000                                                    30,000            0
Lubliner, Jerry                                     6,000                                                     6,000            0
Lyons, James V. IRA                                11,000                                                    11,000            0
Malinow, Gerald                                     5,000                                                     5,000            0
Marcil, Peter                                       7,500                                                     7,500            0
Marigold Corp.                                      3,000                                                     3,000            0
Martis, Mark C. and Zambriski, Pamela              20,000                                                    20,000            0
McConnaughy, J.E., Jr.                            246,600                                                   246,600            0
Merhab, Marlan M.                                   2,000                                                     2,000            0
Metwalli, Ahmed                                    10,000                                                    10,000            0
Miller, Ronald L. Jr.                               5,000                                                     5,000            0
Mincey, John                                       54,780                                                    54,780            0
Mind Works Capital Corp.                           79,200                                                    79,200            0
Misukanis, Jerome B. (2)                                0                        12,000                      12,000            0
Money Point Diamond Corporation                         0                                       492,530     492,530            0
Monness, Crespi, Hardt & Co., Inc.                      0                        78,750                      78,750            0
Morales, Ibra                                      12,000                                                    12,000            0
Morgens Waterfall Income Partners                       0          9,075                                      9,075            0
Moysak, Thomas J.                                     879                                                       879            0
Mussoni, Ann-Marie E.                               2,000                                                     2,000            0
Nathanson, Barry F.                               117,858                                                   117,858            0
NCO Investors III, L.P.                            60,000                                                    60,000            0
Nevada Recycling Corporation                            0                        20,000                      20,000            0
Nevo, Aviv                                          5,665                                                     5,665            0
Northeast Securities, Inc.                         29,822                                                    29,822            0
Ong, Beale H. Pension Plan & Trust                 18,000                                                    18,000            0
O'Shea, John P.                                    30,000                                                    30,000            0
Palomares, Bernabe P. IRA                          23,000                                                    23,000            0
Palomares, Elba B. IRA                             18,000                                                    18,000            0
Parsons, Frederick C. III, PA                      18,000                                                    18,000            0
Pellett Investments                                 7,164                                                     7,164            0
Pellillo, Domenic IRA                               3,000                                                     3,000            0
Perrone, Stephen J.                                 5,458                                                     5,458            0
Pius, Alan and Ann                                  2,000                                                     2,000            0
Plost, Barry (3)                                    6,000                                                     6,000            0
Popolow, Joseph                                    11,305                                                    11,305            0
Prime Charter, Ltd.                                     0                       236,250                     236,250            0
Proctor, Edward                                     5,000                                                     5,000            0
Prosperity Investments, Inc.                       10,800                                                    10,800            0
Pumphrey, Robert E. Jr. MD                         18,000                                                    18,000            0
Raitano, AJ                                         1,000                                                     1,000            0
Raitano, Candace St. Peter                          1,000                                                     1,000            0
Raitano, Robert E.                                    300                                                       300            0
Ramsdell Family Trust dtd 7/7/94                   10,000                                                    10,000            0
Ramsdell Irrevocable Trust 12/28/92                 5,000                                                     5,000            0
Raskin, Laura and Julian A.                         6,000                                                     6,000            0
Recycling Warrant Holdings, G.P.                                                200,000                     200,000            0
Reese, Jason W.                                    30,000                                                    30,000            0
Regal Finance & Holdings, SA                        7,000                                                     7,000            0
Restart Partner, LP                                     0         45,166                                     45,166            0
Restart Partners II, LP                                 0         52,975                                     52,975            0
Restart Partners III, LP                                0         51,709                                     51,709            0
Restart Partners IV, LP                                 0         32,502                                     32,502            0
Restart Partners V, LP                                  0          8,864                                      8,864            0
River Investments & Holdings, Inc.                  7,000                                                     7,000            0
Romain, Gerald TTEE Profit Sharing Plan             5,000                                                     5,000            0
Rosen, Keith                                            0                                        20,391      20,391            0
Rothstein, Allan P.                                14,000                                                    14,000            0
Rothstein, Stephen                                  5,000                                                     5,000            0
Sablowsky, Robert                                   5,000                                                     5,000            0
Schwartz, David W.                                 50,000                                                    50,000            0
Settondown Capital International, Ltd.                  0                        20,000                      20,000            0
Seymour Levin Foundation                                0                                       212,937     212,937            0
Shepard, Christopher P.                             5,000                                                     5,000            0
Shiman, Stewart A.                                 18,421                                                    18,421            0
Sienna Capital                                          0                       464,286                     464,286            0
Silva, Rosalie and Jerry                           40,000                                                    40,000            0
Singer Children's Trust                            40,000                                                    40,000            0
Singer Children's Trust #2                         40,000                                                    40,000            0
Snavely, Wayne & Jacqualynne                       40,000                                                    40,000            0
Southern Medical Associates PA                     33,000                                                    33,000            0
Spann, Samuel Jr.                                   3,000                                                     3,000            0
Steinberg, The Alan W., LP                         40,000                                                    40,000            0
Stern, Allen                                        9,000                                                     9,000            0
SunAmerica Life Insurance Company                       0        369,348                                    369,348            0
Sundlun, Stuart                                     1,200                                                     1,200            0
Sundlun, Tracy Walter                              10,800                                                    10,800            0
Swaim, J. Roddy                                     5,000                                                     5,000            0
Tellinger, Billye                                       0                        26,000                      26,000            0
The Jaguar Investment Group                        11,000                                                    11,000            0
Thomas, James Sr. IRA                              45,000                                                    45,000            0
UBS Mortgage Finance Inc.                         200,000        116,081                                    316,081            0
United Metal Recyclers                                  0                                        82,088      82,088            0
Villani, Kevin                                     15,000                                                    15,000            0
Walsh, John M.                                      1,000                                                     1,000            0
Walsh, Michael J.                                   3,000                                                     3,000            0
Walsh, Michael J. IRA                               3,000                                                     3,000            0
Wanas Investment Ltd.                              60,000                                                    60,000            0
Weinstein, Robert                                   3,520                                                     3,520            0
Weinstock, Jerry                                    6,000                                                     6,000            0
Weinstock, Shelley and Steven                       6,000                                                     6,000            0
Weissman Financial                                363,636                                                   363,636            0
Williams, Gibbs A.                                 19,230                                                    19,230            0
Wittenstein, Frederick M. IRA                      99,784                                                    99,784            0
Wittenstein, Frederick M. Pension Plan                  0                                                         0            0
Wolfenson, Dr. Gilbert B. IRA                      12,000                                                    12,000            0
Wolfson Equities                                   54,000                                                    54,000            0
Wood, Eugene W. IRA                                 8,000                                                     8,000            0
Wooster, Randall                                   30,000                                                    30,000            0
Worden, Andrew B. Retirement Plan                   5,177                                                     5,177            0
Wright, Dickerson                                   2,000                                                     2,000            0
Wrigley Holdings, SA                               65,000                                                    65,000            0
                                                                                                                               0
 TOTALS                                         6,224,779      1,266,336      1,670,267       3,232,473  12,393,855
                                             ======================================================================================


     1. Chemco, Inc. is controlled by Graydon H. Neher, a director of the Company.

     2. Mr. Misukanis is a director of the Company.

     3. Mr. Plost is a director of the Company.

                              PLAN OF DISTRIBUTION

     The Shares from time to time may be offered for sale either directly by the Selling Securityholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or in negotiated transactions. Sales of Shares in the over-the-counter market may be by means of one or more of the following: (a) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchase by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Securityholders have agreed to limit the sale of their shares under certain circumstances, including during an underwritten offering by the Company. In addition, the Selling Securityholders have agreed not to sell the Shares offered hereby if such sales would violate federal securities laws, including Regulation M promulgated under the Exchange Act.

     Except as set forth above, the Selling Securityholders have advised the Company that they have made no arrangement or agreements with any underwriters, brokers or dealers regarding the resale of the Shares prior to the effective date of this Prospectus. The Selling Securityholders may pay commissions or allow discounts to any brokers or dealers participating in the resale of the Shares, which commissions or discounts may be less than or in excess of the customary rates of such brokers or dealers for similar transactions. The Shares will be sold at market prices prevailing at the time of sale or at negotiated prices which, in the case of Weissman Financial, will be not less than prevailing market prices.

     The Selling Securityholders that participate in sales of the Shares and any underwriters, brokers or dealers engaged by them may be deemed underwriters, and any profits on sales of the Shares by them and any discounts, commissions or concessions received by any Selling Securityholder or underwriter, broker or dealer may be deemed to be underwriting discounts or commissions under the Securities Act.

     Upon the Company being notified by a Selling Securityholder that any material arrangement has been entered into with an underwriter, broker or dealer for the sale of the Shares through a secondary distribution or a purchase by an underwriter, broker or dealer, a supplemented prospectus will be filed, if required, disclosing such of the following information as the Company believes appropriate: (i) the name of each such Selling Securityholder and of the participating underwriter, broker or dealer; (ii) the number of Shares involved;
(iii) the price at which such Shares were sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter, broker or dealer and (v) other facts material to the transaction.

     The Company has agreed to indemnify the Selling Securityholders, and the Selling Securityholders have agreed to indemnify the Company, against certain civil liabilities, including liabilities under the Securities Act.

     The Company is offering the Shares to the holders of the Warrants and will amend or supplement this Prospectus, from time to time, to reflect the exercise of Warrants by the holders thereof and to permit the public sale of the Shares.

     The Company is unable to predict the effect which sales of the Shares offered hereby might have upon the Company's ability to raise further capital.

     The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than commissions and discounts of underwriters, dealers or agents.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and complied with.


INDEMNIFICATION PROVIDED IN CONNECTION WITH THE OFFERING BY THE SELLING SECURITYHOLDERS

     With respect to a registration statement relating to the shares, the Selling Securityholders have agreed to indemnify, to the extent permitted by law, the Company, its directors, certain of its officers and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in a registration statement or prospectus, or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information or affidavits relating to the Selling Securityholders furnished by the Selling Securityholders to the Company for use therein.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers, or persons controlling the Company pursuant to the foregoing provisions the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                               LEGAL MATTERS

     The legality of the shares of Common Stock being offered will be passed on for the Company by Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, Denver, Colorado.

                                 EXPERTS

     The consolidated balance sheets of Recycling Industries, Inc. and Subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997, which appear in the Company's Form 10-K for the fiscal year ended September 30, 1997 have been incorporated by reference herein in reliance upon the report (which indicated that the financial statements of a Subsidiary as of and for the year ended September 30, 1996 were audited by another auditor) dated December 30, 1997 of BDO Seidman, LLP, Denver, Colorado, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheet of NR Holdings, INC. and subsidiary as September 30, 1996 and the related consolidated statements of operations and accumulated deficit and cash flows for the year ended September 30, 1996 which are included in the Company's consolidated financial statements which appear in the Company's Form 10-K for the fiscal year ended September 30, 1996, have been incorporated by reference herein in reliance upon the report dated October 18, 1996 of A.J. Robbins, PC. Denver, Colorado, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT TO THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. HOWEVER, IN THE EVENT OF A MATERIAL CHANGE, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY.

                              --------------------

                                TABLE OF CONTENTS                          Page
                                                                           ----

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  6

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

SELLING SECURITYHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . 18

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22


                               --------------------

                          RECYCLING INDUSTRIES, INC.


                           12,393,855 SHARES OF COMMON
                        STOCK, $.001 PAR VALUE, INCLUDING
             3,232,473 SHARES UNDERLYING CONVERTIBLE PREFERRED STOCK, AND 6,223,787 SHARES UNDERLYING STOCK PURCHASE WARRANTS AND OPTIONS




                                March 20, 1998










                                  ------------
                                   PROSPECTUS
                                  ------------

              PART II -  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

     Registration and filing fee           $17,554
     NASD filing fee                         4,958
     Printing and engraving                  7,500
     Accounting fees and expenses            5,000
     Legal fees and expenses               100,000
     Blue sky fees and expenses              2,500
     Transfer and Warrant Agent                500
     Other                                     488
                                          --------
        Total                             $138,500
                                          --------
                                          --------


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION PROVIDED UNDER THE COMPANY'S ARTICLES OF INCORPORATION

     The Colorado Business Corporation Act (the "CBCA") authorizes the indemnification of and advancement of expenses to directors, officers, employees, fiduciaries and agents of a Colorado corporation against liabilities which they may incur in such capacities. Article V.B of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify and may advance expenses to its directors to the maximum extent permitted by the CBCA and shall indemnify its officers, employees or agents who are not directors to the maximum extent permitted by the CBCA or to a greater extent as may be consistent with law and provided for by resolution of the Company's shareholders or directors, or in a contract. A summary of the circumstances in which such indemnification is allowable under the CBCA is provided below, but that description is qualified in its entirety by reference to the relevant section of the CBCA.

     In general, the CBCA provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or reasonable expense) incurred in a proceeding and have expenses advanced for such a proceeding (including any civil, criminal or investigative proceeding whether threatened, pending or completed) to which the director was made a party because he is or was a director, except that, if the proceeding is brought by or in the right of the Company, indemnification is permitted only with respect to reasonable expenses incurred in connection with the proceeding. The CBCA prohibits indemnification of a director in connection with a proceeding brought by or in the right of the Company in which a director is adjudged liable to the Company, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Indemnity may be provided only if the director's actions resulting in the liability: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the director's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to actions other than those taken in the director's official capacity; and (iv) with respect to any criminal action, the director had no reasonable cause to believe his or her conduct was unlawful. Indemnification may be awarded only after the applicable standard of conduct has been met by the director to be indemnified as determined by (i) a majority vote of directors not party to the proceeding comprising a quorum of the Board of Directors or, if a quorum cannot be obtained, by committee thereof consisting of two or more directors not party to the proceeding; (ii) by independent legal counsel selected by the Board of Directors; or (iii) by the shareholders.

     The CBCA further provides that unless limited by the Company's articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Company's Amended and Restated Articles of Incorporation do not limit the foregoing provisions.

     The Company may indemnify or advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

     Upon petition by a director or officer, a court may order the Company to indemnify such director or officer against liabilities arising in connection with any proceeding. A court may order the Company to provide such indemnification, whether or not he was entitled to indemnification by the Company. To order indemnification, the court must determine that the director or officer is fairly and reasonably entitled to indemnification in light of the circumstances. With respect to liability incurred by a director or officer, or in any proceeding where liability results on the basis that a personal benefit was received improperly, a court may only require that the director or officer be indemnified as to reasonable expenses incurred.

     The CBCA specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Company's articles of incorporation, bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the CBCA and any limitations upon indemnification set forth in the articles of incorporation.

     The CBCA also grants the power to the Company to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of their status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies have been obtained by the Company.

     Article V.A of the Company's Amended and Restated Articles of Incorporation provides for the elimination of personal liability for monetary damages for the breach of fiduciary duty as a director except for liability (i) resulting from a breach of the director's duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for approving payment of a dividend, a stock repurchase, a distribution of assets to shareholders during liquidation or the making or guaranteeing of a loan to a director, to the extent that any such actions are illegal under the CBCA; or
(iv) for any transaction from which a director derives an improper personal benefit. This Article further provides that the personal liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the CBCA.

ITEM 16   EXHIBITS
-------   --------

          The following is a complete list of exhibits filed as part of this Registration Statement:

EXHIBIT
NUMBER    DESCRIPTION
------    -----------
2.1       Agreements related to the Acquisition of the Assets of Grossman
          Brothers Company and Milwaukee Metal Briquetting Co., Inc.

2.1.1          Asset Purchase Agreement dated October 31, 1997, by and among
               Recycling Industries of Wisconsin, Inc., a Colorado corporation, Recycling Industries, Inc., a Colorado corporation, Grossman Brothers Company, Inc., a Wisconsin corporation, Milwaukee Metal Briquetting Co., Inc., a
               Wisconsin corporation, and Arthur Grossman. Incorporated by reference to Exhibit 2.1.1 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission
               File No. 0-20179.

2.1.2 Amendment to Asset Purchase Agreement dated December 5, 1997, by and among Recycling Industries of Wisconsin, Inc., Recycling Industries, Inc., Grossman Brothers Company, Inc.
               and Milwaukee Metal Briquetting Co., Inc. Incorporated by reference to Exhibit 2.1.2 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission
               File No. 0-20179.

2.2       Asset Purchase Agreement dated December 4, 1997 by and among
          Recycling Industries, Inc., a Colorado corporation, Recycling
          Industries of Atlanta, Inc., a Colorado corporation, and Central
          Metals Company, Inc., a Georgia corporation. Incorporated by reference to Exhibit 2.2 to the Company's current report on Form
          8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission File No. 0-20179.

2.3       Asset Purchase Agreement dated December 5, 1997 by and among
          Recycling Industries of Chesapeake, Inc., a Colorado corporation,
          Recycling Industries, Inc., a Colorado corporation, Money Point
          Land Holding Corporation, a Virginia corporation, Money Point
          Diamond Corporation, a Virginia corporation, George B. Ginsburg, the Fred Jacobson Revocable Trust, a Virginia trust, and the Dorothy G. Jacobson Revocable Trust, a Virginia trust.
          Incorporated by reference to Exhibit 2.3 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission
          File No. 0-20179.

2.4       Stock Purchase Agreement dated December 8, 1997, by and among
          Recycling Industries, Inc., a Colorado corporation, Wm. Lans
          Sons' Co., Inc., an Illinois corporation, Bertram Lans, Bruce
          Lans and Scott Lans. Incorporated by reference to Exhibit 2.4 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission File No. 0-20179.

2.5       Asset Purchase Agreement dated December 5, 1997 by and among
          Recycling Industries of Winston-Salem, Inc., a Colorado corporation, Recycling Industries, Inc., a Colorado corporation,
          Brenner Companies, Inc., a North Carolina corporation, Frank
          Brenner, Mike Brenner and the Shareholder of the Brenner
          Companies, Inc. Incorporated by reference to Exhibit 2.5 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on Form 8-K/A,
          Commission File No. 0-20179.

2.6       Asset Purchase Agreement dated December 5, 1997 by and among
          Recycling Industries of Greensboro, Inc., a Colorado corporation,
          Recycling Industries, Inc., a Colorado corporation, United Metal
          Recyclers, a North Carolina general partnership, Brenner
          Companies, Inc., a North Carolina corporation, and Levin
          Brothers, Inc., a North Carolina corporation. Incorporated by reference to Exhibit 2.6 to the Company's current report on Form
          8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission File No. 0-20179.


3(i).1    Articles of Amendment to the Amended and Restated Articles of
          Incorporation of Recycling Industries, Inc. - Designation of
          Preferences, Limitations and Relative Rights of the Series E
          Redeemable Convertible Preferred Stock of Recycling Industries,
          Inc. Incorporated by reference to Exhibit 3(i).1 to the Company's current report on Form 8-K as filed with the Commission on December
          22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission
          File No. 0-20179.

3(i).2    Articles of Amendment to the Amended and Restated Articles of
          Incorporation of Recycling Industries, Inc. - Designation of
          Preferences, Limitations and Relative Rights of the Series F 61/2%
          Redeemable Convertible Preferred Stock of Recycling Industries,
          Inc. Incorporated by reference to Exhibit 3(i).2 to the Company's current report on Form 8-K as filed with the Commission on December
          22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission
          File No. 0-20179.

3(i).3    Articles of Amendment to the Amended and Restated Articles of
          Incorporation of Recycling Industries, Inc. - Designation of
          Preferences, Limitations and Relative Rights of the Series G 61/2%
          Redeemable Convertible Preferred Stock of Recycling Industries,
          Inc. Incorporated by reference to Exhibit 3(i).3 to the Company's current report on Form 8-K as filed with the Commission on December
          22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission
          File No. 0-20179.

3(i).4    Articles of Amendment to the Amended and Restated Articles of
          Incorporation of Recycling Industries, Inc. - Designation of
          Preferences, Limitations and Relative Rights of the Series H 6%
          Secured Redeemable Convertible Preferred Stock of Recycling
          Industries, Inc. Incorporated by reference to Exhibit 3(i).4 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on
          Form 8-K/A, Commission File No. 0-20179.

3(i).5    Articles of Amendment to the Amended and Restated Articles of
          Incorporation of Recycling Industries, Inc. - Designation of
          Preferences, Limitations and Relative Rights of the Series I 8%
          Redeemable Convertible Preferred Stock of Recycling Industries,
          Inc. Incorporated by reference to Exhibit 3(i).5 to the Company's current report on Form 8-K as filed with the Commission on December
          22, 1997 and amended on February 11. 1998 on Form 8-K/A, Commission
          File No. 0-20179.

4.1       Form of Common Stock Certificate, incorporated by reference to Exhibit
          4.1 to the Company's Registration Statement on Form S-1, filed May 3,
          1996, as amended, Commission File No. 333-4574.

4.2       Form of Series G Warrant Agreement, incorporated by reference to
          Exhibit 4.3 to the Company's Registration Statement on Form S-1, filed
          May 3, 1996, as amended, Commission File No. 333-4574.

4.3 Form of Series G Registration Rights Agreement, incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-1, filed May 3, 1996, as amended, Commission File No. 333-4574.

4.4       Form of Series I Warrant Agreement, incorporated by reference to
          Exhibit 4.5 to the Company's Registration Statement on Form S-1, filed
          May 3, 1996, as amended, Commission File No. 333-4574.

4.5       Form of Series J Warrant Agreement, incorporated by reference to
          Exhibit 4.6 to the Company's Registration Statement on Form S-1, filed
          May 3, 1996, as amended, Commission File No. 333-4574.

4.6 Form of Series J Registration Rights Agreement, incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-1, filed May 3, 1996, as amended, Commission File No. 333-4574.

4.7 Form of 1996 Placement Agents Warrant Agreement, incorporated by reference to Exhibit 4.11 to the Company's Registration Statement on Form S-1, filed May 3, 1996, as amended, Commission File No. 333-4574.

4.8 Form of 1996 Placement Agents Registration Rights Agreement, incorporated by reference to Exhibit 4.12 to the Company's
          Registration Statement on Form S-1, filed May 3, 1996, as amended,
          Commission File No. 333-4574.

4.10      Designation of Preferences, Limitations and Relative Rights of the
          Series D Convertible Preferred Stock of Recycling Industries, Inc., incorporated by reference to Exhibit 4.1 to the Company's Current
          Report on Form 8-K reporting an event of April 7, 1997, as amended
          June 20, 1997 on Form 8-K/A, Commission File No. 0-20179.

4.11      Indenture dated December 4, 1997.  Incorporated by reference to
          Exhibit 4.1 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February
          11. 1998 on Form 8-K/A, Commission File No. 0-20179.

10.1      Credit Agreement dated December 4, 1997, among Recycling
          Industries, Inc., a Colorado corporation, Nevada Recycling, Inc., a
          Nevada corporation, NR Holdings, Inc., a Nevada corporation,
          Recycling Industries of Texas, Inc., a Colorado corporation,
          Recycling Industries of Missouri, Inc., a Colorado corporation,
          Recycling Industries of Georgia, Inc., a Colorado corporation,
          Recycling Industries of Atlanta, Inc., a Colorado corporation,
          Weissman Industries, Inc., an Iowa corporation, Recycling
          Industries of South Carolina, Inc., a Colorado corporation,
          Recycling Industries of Chesapeake, Inc., a Colorado corporation,
          Recycling Industries of Greensboro, Inc., a Colorado corporation,
          Recycling Industries of Winston-Salem, Inc., a Colorado corporation, William Lans Sons Company, an Illinois corporation,
          Recycling Industries of Wisconsin, Inc., a Colorado corporation, and General Electric Capital Corporation, a New York corporation, and BankBoston, N.A. Incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K as filed with the Commission on December 22, 1997 and amended on February 11. 1998 on
          Form 8-K/A, Commission File No. 0-20179.

5.1       Opinion of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC.*

10.2      Executive Employment Agreement dated July 1, 1997 between the
          Company and Thomas J. Wiens. Incorporated by reference to Exhibit
          10.3 to the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, Commission File No. 0-20179.

10.3      Executive Employment Agreement dated September 8, 1997 between the
          Company and Luke F. Botica. Incorporated by reference to Exhibit
          10.4 to the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, Commission File No. 0-20179.

23.1      Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC - see
          Exhibit 5.1

23.2      Consent of AJ. Robbins, P.C.**

23.3      Consent of BDO Seidman, LLP**

24.       Power of Attorney - See Signature Page of Registration Statement

------------------

*    Filed herewith
**   Previously filed


ITEM 17 - UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 20, 1998.


                                       RECYCLING INDUSTRIES, INC.


                                       By /s/ Thomas J. Wiens
                                          ------------------------------------
                                          Thomas J. Wiens, Chairman and Chief
                                          Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                            TITLE                    DATE
----------                            -----                    ----

/s/ THOMAS J. WIENS
------------------------------    Principal Executive        March 20, 1998
Thomas J. Wiens                  Officer and Director

/s/ BRIAN L. KLEMSZ*
------------------------------     Principal Financial       March 20, 1998
Brian L. Klemsz                  and Accounting
                                 Officer and Director

/s/ LUKE F. BOTICA*
------------------------------     Director                  March 20, 1998
Luke F. Botica


------------------------------     Director                  March 20, 1998
Jerome B. Misukanis

/s/ GRAYDON H. NEHER*
------------------------------     Director                  March 20, 1998
Graydon H. Neher


------------------------------     Director                  March 20, 1998
Barry Plost


*By /s/ Thomas J. Wiens
   ---------------------------------
   Thomas J. Wiens, Attorney-in-Fact